Exhibit 99.1

Capitol Investment Corp. V

Announces the Separate Trading of its Class A Common Stock and Redeemable Warrants

ARLINGTON, VIRGINIA, January 25, 2021 – Capitol Investment Corp. V (NYSE: CAP.U), a public investment vehicle formed by Mark D. Ein and L. Dyson Dryden (the “Company”), today announced that, commencing January 22, 2021, holders of the units sold in the Company’s initial public offering of 34,500,000 units completed on December 4, 2020, may elect to separately trade the shares of Class A common stock and redeemable warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “CAP.U,” and the shares of Class A common stock and redeemable warrants that are separated will trade on the NYSE under the symbols “CAP” and “CAP WS,” respectively. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and redeemable warrants.

The Company was formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

The Company is led by Chairman and Chief Executive Officer, Mark D. Ein, and President and Chief Financial Officer, L. Dyson Dryden. The Capitol team has raised $1.53 billion in five SPACs since 2007 and closed four SPAC mergers.

The units were initially offered by the Company in an underwritten offering. Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC served as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 1, 2020. The offering was made only by means of a prospectus, copies of which may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146; Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com; or Morgan Stanley & Co. LLC, 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department, Email: prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC, any of which could cause actual results to differ from such forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

L. Dyson Dryden
President and Chief Financial Officer
Capitol Investment Corp. V
202-654-7060